Exhibit 99 (f)

                                   ""Fastraxx"
                             Marketing Plan Outline

I. Brand Positioning and Overview

          A. Brand Positioning

              Our Product: "Fastraxx" is a fun, exciting, competitive experience featuring an indoors motor speedway and outstanding meeting facilities in a unique and friendly atmosphere.

              Our Positioning: Located in world famous Las Vegas, "Fastraxx" is the most dynamic, thrilling and exciting indoor motor speedway in the world.

              Our Personality: "Fastraxx" is bold, fun, heart pounding competition and will deliver an extraordinary entertainment experience in one of the world's most exciting settings.

          B. Current Market Overview

              Las Vegas continues to rank as the fastest growing metropolitan area in the United States with a population of over 1,800,000 and approximately 7,000 new residents moving in every month.

              Over 35,000,000 visitors come to Las Vegas each year and the economic impact of tourism is approximately $31.6 billion annually. Of this total visitor base, about 4,100,000 convention delegates visit the city each year. Convention non-gaming revenue impact to the city is about $5 billion on an annual basis.

              Hotel occupancy continues to exceed the national average and is currently operating in the low 90%'s. The average number of nights stayed in Las Vegas is 3.6 nights and there are about 130,000 rooms available at Las Vegas hotels, casinos and resorts. Approximately 26% of all visitors are from California and 12% arrive from international locations. About 21% of all visitors come to Las Vegas for the first time. While the average age of a visitor is 48 years old, recent trends are that the demographics continue to get younger and people come to the city for fun, excitement, world class entertainment and have the disposable income to spend on gaming and other entertainment alternatives.

          C. Track Attendance, Per Cap and Revenue Objectives

             Category                 Attendance         Per Cap      Revenue      Arrive & Drive

             Full Payment                113,500             35%          $25         $2,843,750

             Group Sales                  81,250             25%          $20          1,625,000

             Promotions                   97,500             30%          $20          1,950,000

             Buy Outs                     16,250              5%          $50            512,500

             Race League                  16,250              5%         $100          1,625,000

             Total Track Revenue                                                       8,556,250

             All Other Revenue*                                                       4, 232.950

             Total Revenue                                                          $13, 080,200

*  License, Food & Beverage, Arcades, Merchandising, etc.

          D. Target Audience

                       Overall              18-60 year olds

                       Primary              21-45 year olds

                       Secondary            18-21 year olds
                                            46-60 year olds

                       Gender               Mostly Male (70%)

                       Income               $35,000+

          E. Pricing and Discount Strategy

             Pricing and discounts will be designed to maximize attendance opportunities while optimizing yield and per capita margins. The basic price point for a race consisting of 10-12 laps, lasting approximately 8 to 10 minutes will be $25.00. Discounts will be strategically employed to accomplish the following objectives:

                      Address valley periods of attendance
                           Day of week (i.e. midweek)
                           Time of Day (mornings, early afternoon)
                           Time of Year (Summer)
                      Motivate specific non core demographic segments Employ as a trial strategy Volume Purchases Develop Specific Geographic Markets
                           Henderson/Summerlin
                           Southern Utah/Mesquite
                      Leverage Negotiations with Strategic Partners Major
                           sponsor benefits Obtain distribution channels in return for media conversion
                      Build Community Good Will

II. Arrive & Drive

Attendance in this category will come to the "Fastraxx" complex from several different sources including visitors who will simply show up and pay full price as well as visitors being driven by discount programs coming from group sales efforts or retail promotions

          A. Exploit the critical mass of people in close proximatey to the "Fastraxx" complex.

                  "Fastraxx" signage and "curb appeal" to foot and automobile traffic incorporating a strong "WOW! Factor" via dramatic exterior design, including entrance signage and ability to "see the action".

                  Tie in with the adjacent hotel-casino's positioning.

                      Position as part of their total package as to why people
                           would want to stay there

                      "Fastraxx " ' signage and presence using the adjacent
                           hotel-casino's delivery systems (outdoor signs, billboards, collateral & marketing material, tv monitors)

                  Adjacent hotel-casino's Guest:

                      Tie ins to their in room TV advertising

                      Table Tents in all rooms

                      Flyers as part of their "check in" package

          B. Awareness and Brand Recognition

               The Las Vegas tourist market will be targeted by numerous
marketing efforts to include, but not be limited to.........

                      In room TV spots in select hotels in town

                      Brochure distribution

                      Strategic Outdoor placement (i.e. Interstate 15 from CA)

                      Concierge tie-ins

                      Guerilla marketing tactics (transit, taxis etc)

                      Print Campaigns
                           What's On & Show Biz Magazines
                           Key Convention and Special Events Programs

                      The Las Vegas local market will also be targeted with
                           advertising and public relations efforts such as:

                           Targeted Radio & TV
                           Print
                           Outdoor
                           Press Releases/PR Events

          C. Group Sales will market a "Ticket Consignment" program to companies and organizations.

               Market discounted "hard ticket" to company's human resource department to be sold to employees as a "company benefit"

          D. Affinity groups and other special markets with 10 or more participants, such as the following, will be provided discounts to attend Arrive & Drive events.

                           Colleges/School
                           Unions
                           Churches
                           Social Organizations
                           Fraternal Organizations
                           Existing Clubs ( i.e. Corvette, Mustang Clubs) Bachelor and Bachelorette Parties
                           Birthday Parties
                           Reunions (School, Military, etc)

          E. Promotional programs with synergistic retail partners will be developed and executed though out the year to drive traffic at off peak times. Partners will be developed on their ability to deliver channels of distribution and provide media support to the appropriate target audience

                           Fast Food
                           McDonalds, Burger King, Wendy's, Subway, Pizza Hut. Food Store
                           Car Dealers
                           Outlet Malls
                           Tire/ Auto Supply stores
                           Soft Drink

          F. Cross coupon programs will be developed and executed with other Las Vegas attractions to build attendance at off peak hours of operation

                           Wet `N Wild
                           Madame Tousauds
                           Hoover Dam
                           UNLV Sports
                           Vegas 51's
                           Fremont Street
                           Select Theaters

          G. Direct Mail Campaigns

                           Develop "postal pigeon" campaigns with major direct
                  marketers such as credit card companies, mortgage lenders etc, by putting a "tip in" coupon to their monthly statements

                           Periodic ADVO mailers to selected households meeting
                  the demographic profile

          H. Marketing programs will be developed and executed to target the many Special Events that bring large masses of people to Las Vegas through out the year

                           NASCAR week ends
                           NFR
                           COMDEX
                           UNLV Sports ( football, basketball ) pre or post game event
                           Key Influencers Events
                           Community leaders
                           Political leaders/Business Leaders/Media Contacts

          I. Programs will be developed to use brokers and alternative channels of distribution to promote "Fastraxx" tickets to the tourist and local markets

                           All State Ticketing ( Have 39 strategic ticketing
                      outlets in Vegas)
                           Time Share Premiums
                           Package with incentive organizations
                           Internet/Web Base Strategies
                           Data Base Marketing Initiatives
                           Accumulation of e-mail address through visitor
                      registration and web site visits to create customer relationship campaigns

          J. Bounce Back Coupons will be used throughout the year to support repeat visitation strategies

                           Selected distribution of "bounce back" coupons to
                  current racers to support "repeat strategy" that need to be redeemed with in a certain time period to promote urgency.

III. Buy Outs and Group Sales

          A.  Buy Outs and Fully Subsidized Outings will be aggressively sold by the "Fastraxx" sales team to the following target organizations....

                           Convention & Meeting Planners Initiatives
                  (11,000 Attendance)

                                    Pre-visit Meeting---Work with organizations
            such as Meeting Planners International, a dynamic global community of more than 19,000 planners and suppliers that book many of the corporate meetings and conventions into the Las Vegas market. In addition, "Fastraxx" will become active in the Las Vegas Visitors and Convention Authority and will target incoming conventions and meetings to pre-book a buy out event for the track complex before the groups arrive in Las Vegas.

                                    Post Visit Meeting -There are a host of
            event/meeting planning firms based in Las Vegas such as Creative Endeavors, whose sole purpose is to plan exciting and unique events for incoming groups and businesses meetings once they have arrived in LV. "Fastraxx " will work with these companies to arrange buy outs for their clients.

                           Charity Events and Fund Raisers

                                    The Las Vegas community is committed to
            numerous charitable events and is constantly looking for unique venues for fundraisers and other uses. "Fastraxx" will capitalize on this market segment for buy out events through out the year with organizations such as:

                                        Andre Agassi Foundation
                                        UNLV Foundation
                                        United Way
                                        Boys and Girls Club

                                    Events hosted by player development contacts
            at "non compete" casinos.

          B. Company Outings will be sold to local corporations and national companies that hold meetings or attend other events in Las Vegas. These programs will utilize the "Fastraxx" and meeting facilities for events such as:

                                        Team Building
                                        Motivation/Awards/Incentives
                                        Sales Meetings
                                        Management Meetings
                                        Key Customer Outings

V. Race Leagues

The "Fastraxx" marketing team will aggressively develop and market special Racing Leagues that will utilize non-peak times, to promote competitive racing

          A. Employee Groups/Race Enthusiasts/Affinity Groups

          B. Establish a special " "Fastraxx" Club" to sign up special team members for the league and leverage sponsor tie ins to provide value added benefits (I.e. discounts on sponsor products)

          C. Create a World Series of Indoor Racing where competing teams from other international indoor racetracks would travel to Las Vegas to compete in a sponsored event with prizes and awards.

VI. Sponsorship Sales

Create a multi- tier level of sponsorship tie ins that would include track signage, kart sponsorship and special event sponsor opportunities. Create pricing strategies for exclusive versus non-exclusive categories and establish parameters for other non-monetary opportunities (i.e. media conversion to support the facility etc.)

          A. Platinum Sponsors (4 X $25,000 each = $100,000)

                      Auto company or Dealership
                      Tire Manufacturer/Automotive after market retailer Internet provider (www.vegas.com)
                      Soft Drink/Beer Company

          B. Gold Sponsors ( 10 X $10,00 each = $100,000)

          C. Silver Sponsors ( 10 X $5,000 each=$50,000)

          D. Bronze Sponsors ( 10 X $1,000 each=$10,00)

          E. Sponsor (10X$500=$5,000)

VII.  Public Relations

         Publicity and strategic public relations campaigns and programs, beginning with pre -opening and continuing throughout the year will be launched to support brand awareness and attendance building strategies.

              Pre Opening

                      Construction Announcements and Updates
                      Tease Campaign
                      Pitch letters to media, meeting planners
                      Business features and Bio's
                      LV Chamber of Commerce and LV Visitor and Convention releases

               Grand Opening Event

                      Celebrity Tie In
                           Prefer sports celebrity such as Dave Busch, local NASCAR favorite, local tennis star Andre Agassi
                      Support for Major Charity or Foundation (Agassi
                           Foundation, UNLV Foundation)

               Outer Markets

                      Video News Releases
                      Constant Press Releases

               On going Publicity

                      Establish Hall of Fame for racer
                      Endurance Records
                      Fastest Times by age categories
                      TV and Radio remotes with local media

               Constant Celebrity Focus

                      Race contests among different entertainer categories (i.e.
                           magicians, singers, the cast of Mystere vs.
                      "O" etc)
                      Publicity tie-ins to the numerous and ongoing events
                           involving celebrities and Las Vegas
                                    Boxing Events
                                    PGA Tournaments
                                    Concert Tours

VIII. Budgets

          A Need to identify and determine budget/cost for marketing collateral material to include but not be limited to.....

                      Brochure
                      Press kit
                      Posters
                      Letterhead
                      Sales and Promotions Pitch Books
                      Print campaigns
                      In room TV spots (production and media costs) Outdoor and Billboard
                      Radio spots : 30 second (production and media)
                      Signage
                      Direct Mail (lead generation/attendance building) ADVO Campaign
                      Table Tents
                      Sponsorship Sales presentation material
                      Web site and e-commerce capability

IX. Timelines

          Flow chart the entire marketing plan execution by each discipline and project expense budget for the entire year.